UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported):  December 17, 2010

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

                               000-50884                                                            94-3120386

                  (Commission File Number)                              (IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri                                    63108

       (Address of Principal Executive Offices)                                                       (Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On December 17, 2010, Stereotaxis, Inc. (the “Company”) entered into a Second Loan Modification Agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”) to amend the terms of that certain Loan and Security Agreement, dated March 11, 2009, as amended by a certain First Loan Modification Agreement, dated as of December 15, 2009, by and between the Company and the Bank (the “Original Agreement”). The following describes the material modifications to the Original Agreement effected by the Agreement.

The Agreement extends the maturity date on the Company’s revolving line of credit until March 31, 2012.  The maximum amount of credit that potentially may be extended to the Company by the Bank under the revolving line of credit is $30 million, which includes a $10 million sublimit for funds advanced subject to certain investor guarantees. As previously announced, Alafi Capital Company LLC and certain affiliates of Sanderling Venture Partners, which are each stockholders of the Company, have executed a $10 million unsecured loan commitment to the Company, pursuant to which the stockholders have provided guarantees in favor of the Bank, severally but not jointly and severally, of amounts borrowed by the Company from the Bank (subject to the $10 million sublimit). The Agreement modifies the Company’s tangible net worth requirements, and beginning on December 31, 2010, the Company will be required to satisfy the financial covenant regarding tangible net worth at the end of every quarterly, rather than monthly, period.  The Agreement also requires the Company to maintain a liquidity ratio (as defined in the Agreement) of no less than 1.25:1:00 during the months of March, June, September and December and no less than 1.50:1:00 during all other months of each fiscal year.

The Agreement also provides an additional $10 million term loan (the “Term Loan”) that matures on December 31, 2013.  Accrued interest on the Term Loan is payable on the first day of each month, and beginning on July 1, 2011, the principal amount of the Term Loan is payable in 30 equal installments on the first day of each month.  Interest on the outstanding principal amount of the Term Loan will accrue at a floating per annum rate equal to the Prime Rate plus 3.50%.  The Term Loan may be prepaid prior to the maturity date, subject to a prepayment premium set forth in the Agreement.

In connection with the Term Loan and the extension of the Company’s revolving line of credit, the Company granted the Bank a warrant (the “Warrant”) to purchase 111,111 shares of the Company’s common stock at an exercise price of $3.60 per share, subject to certain adjustments set forth in the Warrant.  The Warrant expires on December 17, 2015.

On December 17, 2010, the Company and a wholly-owned subsidiary of the Company (the “Subsidiary”) also entered into a Export-Import Bank Second Loan Modification Agreement (the “Ex-Im Agreement”) with the Bank to amend the terms of that certain Export-Import Bank Loan and Security Agreement, dated March 11, 2009, as amended by a certain Export-Import Bank First Loan Modification Agreement, dated as of December 15, 2009, by and among the Bank, the Company and the Subsidiary (the “Original Ex-Im Agreement”). The Ex-Im Agreement modifies the Original Ex-Im Agreement to reflect the extension of the maturity date of the Company’s revolving line of credit, as described above.

A copy of the Agreement is being filed as Exhibit 10.1 hereto, a copy of the Ex-Im Agreement is being filed as Exhibit 10.2 hereto, and a copy of the Warrant is being filed as Exhibit 10.3 hereto, and the information contained therein is hereby incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

In connection with the issuance of the Warrant, the Company relied on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated pursuant thereto. The offering of the Warrant was conducted without general solicitation or advertising. The Warrant includes a restrictive legend permitting the transfer of the Warrant only in compliance with applicable securities laws. The Bank has represented its intention to acquire the Warrant for investment purposes and not with a view to or for distribution and that the Bank is an “accredited investor” under Rule 501(e) under Regulation D under the Securities Act of 1933. The Bank had adequate access to information about the Company through information provided to them.

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Loan Modification Agreement (Domestic), by and between Silicon Valley Bank and Stereotaxis, Inc., dated December 17, 2010.
10.2	Export-Import Bank Second Loan Modification Agreement, by and among Silicon Valley Bank, Stereotaxis, Inc. and Stereotaxis International, Inc., dated December 17, 2010.
10.3	Warrant to Purchase Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        STEREOTAXIS, INC.

Date:   December 21, 2010                           By:   /s/ Daniel J. Johnston

                                                            Name:  Daniel J. Johnston

                                                            Title:  Chief Financial Officer

EXHIBIT INDEX

10.1	Second Loan Modification Agreement (Domestic), by and between Silicon Valley Bank and Stereotaxis, Inc., dated December 17, 2010.
10.2	Export-Import Bank Second Loan Modification Agreement, by and among Silicon Valley Bank, Stereotaxis, Inc. and Stereotaxis International, Inc., dated December 17, 2010.
10.3	Warrant to Purchase Stock.